For further information:

George Relan

Vice President of Corporate Development

(518) 533-2220

grelan@mechtech.com

MTI REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS

- MTI Instruments and MTI Micro discuss recent activities -

Albany, N.Y., March 15, 2007 -- Mechanical Technology Incorporated (NASDAQ:MKTY) today reports financial results for its fourth quarter and year ended December 31, 2006.

Mechanical Technology Incorporated (MTI or the Company) will host a conference call and webcast today at 10:30 a.m. (ET). The dial-in phone number for the conference call is (866) 271-0675 or international (617) 213-8892.  There will be a simultaneous webcast which can be heard by logging onto MTI's Web site at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the Web site or via phone by dialing (888) 286-8010 or international (617) 801-6888 and, when prompted, entering pin code number 69541061.

Recent Events

MTI Instruments activities and 2007 milestones

MTI announced that strategic initiatives in 2006 at MTI Instruments, Inc. resulted in a revenue increase of 27.5% over fiscal year 2005. These initiatives include: new US and international sales and distribution channels; customer identification and retention programs; capital investments in manufacturing, engineering and quality processes; new branding; product development focused on creating families of products and services offering system solutions for customers; and establishment of a strategic relationship with one of Asia's leaders in lithography equipment for the microelectronics manufacturing industry.  2007 milestones for MTI Instruments include the introduction of next generation precision systems by the end of the second quarter, and an increase in annual revenues of at least 15% over 2006.

MTI Micro activities and 2007 milestones

MTI announced plans at MTI MicroFuel Cells Inc. to focus on commercializing low power Mobion® products for the consumer market and suspend its high power program.

In May 2006, MTI Micro signed a strategic alliance with Samsung Electronics, a world leader in consumer products. As part of this agreement, Mobion® technology was chosen to be developed for prototypes designed for mobile phones and accessories. The Company completed the initial delivery of low power prototypes and is working towards a 2007 milestone to complete shipment of the next generation low power advanced industrial design prototypes during the second quarter of 2007.

The Company announced another 2007 milestone to support its consumer product program: to sign an agreement with an additional OEM for low power products during the second half of 2007. The Company will commit increased resources to the consumer program and, with decreased funding and sales opportunities in the military market, will suspend its high power military product program, reduce its workforce by 20%, eliminate the position of COO at MTI Micro and pay severance and other benefits to employees in the amount of $0.3 million, resulting in annual savings projected to be approximately $5.8 million.  In addition, the Company remains committed to leveraging its low power consumer program to a selected number of low power applications in the military market.

The Company also announced plans for MTI Micro to develop partnerships and processes to start manufacturing readiness of Mobion® consumer products in 2008; and to begin shipping products in the consumer market in 2009.

Fourth Quarter Financial Results

For the three months ended December 31, 2006, the Company reported net loss of $3,336 thousand, or $(0.10) per diluted share, on revenues of $2,939 thousand.  Revenues included $2,761 thousand in product revenue generated by the Company's subsidiary, MTI Instruments and $178 thousand in funded research and development ("R&D") revenues generated by the Company's MTI Micro subsidiary.  This compares with net loss of $4,338 thousand, or $(0.14) per diluted share, on revenues of $2,229 thousand - $1,896 thousand generated by MTI Instruments and $333 thousand generated by MTI Micro - for the same period of 2005.  The $865 thousand, or 45.6% increase in MTI Instruments revenue is primarily the result of gauging instrumentation product sales, which have increased $689 thousand compared to the same quarter last year ($1,499 thousand in 2006 versus $810 thousand in 2005), led by capacitance sales to our Japanese distributor, coupled with increases to direct capacitance customers. Increases were also recorded in aviation revenues totaling $160 thousand while semiconductor product sales remained essentially flat. There was also a $155 thousand decrease in funded R&D revenue at MTI Micro primarily due to the suspension of existing Department of Energy (DOE) funding for 2006 and the completion of other programs which were active in 2005, partially offset by revenue recognized from a strategic alliance agreement totaling $168 thousand.

Operating loss for the fourth quarter of 2006 increased by $342 thousand, to $3,975 thousand compared to $3,633 thousand for the same period in 2005. This increase includes positive and negative revenue and expense changes. These changes include increased costs for research and product development expenses totaling $1,547 thousand, reflecting the ramp up of micro fuel cell commercialization efforts, including the development of prototypes and product intent prototypes; decreased funded R&D revenues of $155 thousand; partially offset by an increase of $579 thousand in gross margins related to the MTI Instruments sales increase and product mix change; and cost savings in selling, general and administrative expenses (SG&A) totaling $781 thousand - primarily reflecting savings attributable to reduced employee costs and increased wages charged to internal research activities.

Results for the quarter included $479 thousand and $182 thousand of gains on sales of available for sales securities and derivative instruments, respectively. There were no such gains during the same period in 2005.

For the quarter ended December 31, 2006, cash used in operations was $2,704 thousand while cash used for capital expenditures was $707 thousand.

Annual Financial Results

For the twelve months ended December 31, 2006, MTI reported a net loss of $13,667 thousand or $(0.43) per diluted share, on revenues of $8,156 thousand.  Revenues included $7,667 thousand in product revenue generated by MTI Instruments and $489 thousand in funded R&D revenue generated by MTI Micro. This compares with a net loss of $15,094 thousand, or $(0.49) per diluted share, on revenues of $7,841 thousand during the same period of 2005, with $6,012 thousand in product revenue generated by MTI Instruments and $1,829 thousand in funded R&D revenue generated by MTI Micro. The $1,655 thousand increase in MTI Instruments revenue is the result of gauging instrumentation product sales, which have increased 55% since last year ($4,165 thousand in 2006 versus $2,688 thousand in 2005), led by increased sales of capacitance products to distributors, and to a new Japanese customer. Increases were also recorded in semiconductor product sales of $201 thousand; while aviation sales remained essentially flat as decreases in Air Force activity were offset by increases in commercial activity. The decrease in funded R&D revenue of $1,340 thousand is primarily the result of the suspension of existing DOE funding for 2006 and the completion of other programs which were active in 2005, partially offset by revenue recognized from a strategic alliance agreement totaling $427 thousand.

Operating loss for the twelve months ended December 31, 2006 increased by $2,639 thousand, to $17,737 thousand compared to $15,098 thousand for the same period in 2005. This increase includes positive and negative revenue and expense changes and the effects of the mandated adoption at the beginning of 2006 of the new accounting standard for share-based payments, which requires that the fair value of share-based compensation be estimated and recorded as an expense over the related service period. In the past, the Company only disclosed this information in its footnotes. These changes include: increased costs for non-cash stock-based compensation of $1,403 thousand; increased costs for research and product development expenses totaling $2,739 thousand reflecting the ramp up of micro fuel cell commercialization efforts, including the development of prototypes and product intent prototypes; decreased funded R&D revenues of $1,340 thousand due to the decrease in active contracts in 2006; partially offset by an increase of $1,136 thousand in gross margins related to increased MTI Instruments sales and product mix change and cost savings in SG&A expenses totaling $1,707 thousand - primarily reflecting savings attributable to reduced employee costs and increased wages charged to internal research activities.

Annual 2006 results also included a $4,289 thousand gain on the sale of securities available for sale compared to a $10,125 thousand gain for the comparable 2005 period, and a $182 thousand non-cash gain on derivative instruments compared to a $10,407 thousand loss in 2005 when a derivative instrument was fully exercised.

For the twelve months ended December 31, 2006, cash used in operations was $12,706 thousand while cash used for capital expenditures was $1,574 thousand. Cash provided by financing activities for the twelve months ended December 31, 2006 was $11,344 thousand, including $10,156 thousand from the Company's capital raise in December. Cash used in operations for the twelve months ended December 31, 2005 was $12,572 thousand while cash used for capital expenditures during the same period was $1,004 thousand.

See the attached financial highlights for the Company's fourth quarter and year ended December 31, 2006.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; MTI Micro's plans under its strategic alliance agreements with its fuel refill partner and its consumer OEM; future prospects and applications for fuel cell systems; MTI's, MTI Micro's and MTI Instruments' future business prospects, technology and performance; MTI's ability to implement its plan to suspend the high power program; the market potential for and progress MTI Micro is making in developing its Mobion® fuel cells; the significance of any contracts or grants that MTI Micro received or may receive; the timing or success of market entry by MTI Micro including the refocusing on the low power consumer market; MTI Micro's ability to meet its stated milestones on time, if at all; MTI, MTI Micro's and MTI Instruments' ability to increase or maintain sales into commercial, military and other governmental markets; the importance of any relationships we may have, and our ability to maintain those relationships going forward; MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all; and the importance of any patents or codes and standards. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company's actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette's ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs; Samsung's ability to terminate its agreement with MTI Micro; and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands)
	December 31, 2006	December 31, 2005
	(Audited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$14,545	$11,230
Securities available for sale	10,075	18,947
Accounts receivable	1,613	998
Other receivables - related parties	-	3
Inventories, net	1,216	1,058
Prepaid expenses and other current assets	442	451
Total Current Assets	27,891	32,687
Long Term Assets:
Property, plant and equipment, net	2,926	2,495
Deferred income taxes	2,994	6,085
Total Assets	$33,811	$41,267

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 651	$ 375
Accrued liabilities	2,470	1,552
Accrued liabilities - related parties	-	2
Deferred revenue	866	120
Income taxes payable	90	65
Deferred income taxes	2,994	6,108
Total Current Liabilities	7,071	8,222

Long-Term Liabilities:
Derivative liability	3,664	-
Total Liabilities	10,735	8,222

Minority interests	205	129

Shareholders' Equity	22,871	32,916
Total Liabilities and Shareholders' Equity	$33,811	$41,267

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues:
Product revenue	$ 2,761	$ 1,896	$ 7,667	$ 6,012
Funded research and development revenue	178	333	489	1,829
Total revenues	2,939	2,229	8,156	7,841
Operating costs and expenses:
Cost of product revenue	985	699	2,900	2,381
Research and product development expenses:
Funded research and product development	489	566	1,152	3,555
Unfunded research and product development	3,063	1,439	11,769	6,116
Total research and product development expenses	3,552	2,005	12,921	9,671
Selling, general and administrative expenses	2,377	3,158	10,072	10,887
Operating loss	(3,975)	(3,633)	(17,737)	(15,098)
Gain (loss) on derivatives	182	-	182	(10,407)
Gain on sale of securities available for sale	479	-	4,289	10,125
Other income, net	63	106	286	431
Loss before income taxes and minority interests	(3,251)	(3,527)	(12,980)	(14,949)
Income tax expense	(351)	(1,179)	(1,895)	(1,587)
Minority interests in losses of consolidated subsidiary	266	368	1,208	1,442
Net loss	$(3,336)	$(4,338)	$(13,667)	$(15,094)

Loss per share (Basic and Diluted):
Loss per share	$ (0.10)	$ (0.14)	$ (0.43)	$ (0.49)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net cash used by operating activities	$ (2,704)	$ (2,154)	$ (12,706)	$ (12,572)
Purchases of property, plant and equipment	(707)	(283)	(1,574)	(1,004)
Net cash provided (used) by investing activities	127	(273)	4,677	975
Net cash provided by financing activities	10,183	75	11,344	282
Increase (decrease) in cash and cash equivalents	7,606	(2,352)	3,315	(11,315)
Cash and cash equivalents - beginning of period	6,939	13,582	11,230	22,545
Cash and cash equivalents - end of period	14,545	11,230	14,545	11,230

	As of
Other Information:	Dec. 31, 2006	Dec. 31, 2005

Shares held:

Plug Power Inc.	2,589,936	3,693,436